Exhibit 10.1

Written description of the loan agreement

Loan Agreement Between:

Marat Asylbekov and Exent Corp.

Terms of the Loan Agreement:

1.

As of December 31, 2017, Mr. Asylbekov has loaned $224 to the Company, and may provide additional Loans to Exent Corp. from time to time to allow the Company to pay for future expenses, offering costs, filing fees and professional fees.

2.

The Loans are non-interest bearing, have no due date and payable to Mr. Asylbekov upon demand.

3.

Mr. Asylbekov does not have any obligation to provide Loans to Exent Corp. and may do so only if he wishes.

Marat Asylbekov

/s/ Marat Asylbekov